FOR IMMEDIATE RELEASE Nasdaq: NSIT

Insight Announces Update Regarding Review of Historical Stock Option Grants

TEMPE, Ariz. – April 4, 2007 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) today announced that it expects to restate previously issued financial statements to correct errors related to accounting for stock-based compensation.

As previously announced, the Board of Directors of Insight Enterprises, Inc. (the “Company”) appointed an Options Subcommittee to conduct a review of the Company’s historical stock option practices for the years 1995 through 2006. The Options Subcommittee was assisted by independent legal counsel, Wilmer Cutler Pickering Hale and Dorr LLP, and independent forensic accounting consultants, FTI Consulting, Inc. At the conclusion of its review, the Options Subcommittee reported its findings to the Company’s Board of Directors and to KPMG LLP, the Company’s independent registered public accounting firm. The Options Subcommittee identified evidence that suggests the measurement dates for a significant number of stock option grants may be inaccurate and instances where there is a lack of documentation relating to the determination of stock option measurement dates. The Options Subcommittee identified various categories of grants that had been made by the Company during the period under review including: (a) new hire grants; (b) anniversary grants and promotion grants; and (c) discretionary grants of various types. In general, the Options Subcommittee found: (a) a lack of significant issues with respect to new hire grants; (b) that during a portion of the period under review, the Company retrospectively selected dates for anniversary grants and promotion grants based on the lowest stock price in a particular period; (c) that the Company retrospectively selected dates for certain discretionary grants based on a low stock price in a particular period; and (d) a lack of, inadequate or ambiguous documentation surrounding certain discretionary grants, including grants to officers that required approval by the Compensation Committee. In certain instances, the lack or ambiguity of documentation, extrinsic evidence, or recollection of individuals interviewed about particular grants will require the Company to make judgments about how to proceed.

The Company, with the help of its own advisors, is now in the process of determining the effect of the Options Subcommittee’s findings on the Company’s previously issued financial statements. The Company has not determined the final aggregate amount of additional stock-based compensation expense that may need to be recorded or the final amount of such expense that may need to be recorded in any specific prior period. However, in light of the conclusions reached to date, it is more likely than not that the Company’s previously issued financial statements for the fiscal years 2002 and 2003 will require restatement and should no longer be relied upon.  In addition, the adjustments are likely to affect financial statements for fiscal years prior to fiscal 2002.

Although the Company’s analysis is not complete, based on work to date, the Company does not believe that the Company’s results of operations for fiscal years 2004, 2005 and 2006 will be materially affected.

The Company currently estimates that the cumulative additional non-cash stock-based compensation expense to be recorded is likely to be in the range of $40 million to $70 million, excluding any tax consequences.

“I am confident that we have the right processes in place to bring this matter to conclusion,” said Richard Fennessy, President and Chief Executive Officer of Insight Enterprises, Inc. “We are committed to resolving our historical stock option accounting issues, taking all necessary remedial action and providing our shareholders and the public with complete, timely, and accurate financial information.”

Management of the Company and the Audit Committee are continuing to analyze the Options Subcommittee’s findings and the circumstances that gave rise to the differences in option measurement dates or incorrect accounting and are considering potential remedial actions. Because the Company’s analysis and the audit of the results thereof by KPMG LLP have not been completed, it is possible that additional issues concerning stock option award accounting, or the time periods affected, could be identified.

FORWARD-LOOKING INFORMATION

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the additional non-cash stock-based compensation expense to be recorded and the effect of such adjustments on the Company’s historical financial statements. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially include: the review of the findings made by the Options Subcommittee; the effect, if any, of such findings on the financial statements or other filed reports of the Company; identification of additional stock option grants for which the measurement date was inaccurate or for which the accounting was otherwise incorrect; and the Company’s inability to timely file reports with the Securities and Exchange Commission. Therefore, any forward-looking statements in this release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

About Insight Enterprises, Inc.

Insight Enterprises, Inc. (“Insight” or the “Company”) is a leading provider of brand-name IT hardware, software and services to large enterprises, small- to medium-sized businesses and public sector institutions in North America, Europe, the Middle East, Africa and Asia-Pacific. The Company has approximately 4,500 teammates worldwide and generated sales of $3.8 billion for its most recent fiscal year, which ended December 31, 2006.  Insight is ranked number 570 on Fortune Magazine’s 2006 ‘Fortune 1000’ list.  For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

Contacts:	Stanley Laybourne	Karen McGinnis
	Chief Financial Officer	Chief Accounting Officer
	Tel. 480-350-1142	Tel. 480-333-3074
	Email slaybour@insight.com	Email kmcginni@insight.com